Cytori and Lorem Vascular Receive Regulatory Clearance in China

Cytori Receives China Opening Product Purchase Order from Licensee

April 06, 2015

SAN DIEGO, BEIJING - Cytori Therapeutics, Inc. (NASDAQ: CYTX) announced today that its exclusive licensee, Lorem Vascular, has been granted regulatory clearance for the Cytori Celution® System by the State Food and Drug Administration of the People’s Republic of China (CFDA).  This regulatory clearance officially makes Cytori’s Celution System available in the largest healthcare market in the world and triggers a substantial 2015 product purchase order for Cytori from Lorem Vascular.

Cytori’s exclusive licensee in the region, Lorem Vascular, has worked closely with Cytori during the last year preparing for CFDA clearance and planning for commercial introduction of the Celution family of products in China. Today’s news marks the first time that Cytori’s Celution System has gained any level of access to the mainland Chinese healthcare market. Lorem Vascular will begin product launch of Celution in key hospitals in China immediately.

“Our combined teams have spent the past year examining the delivery of healthcare in China and it is clear that diseases endemic is western countries are a rapidly growing burden on millions of citizens and already represent a heavy drain on resources of the healthcare system,” said David C. Oxley, Chief Executive Officer of Lorem Vascular. “With CFDA clearance, Lorem Vascular will now begin to consummate partnerships with key hospitals throughout China to address specific vascular and non-vascular applications using patients’ own adipose derived regenerative cells, which have demonstrated clinical promise in studies around the world.”

In November 2013, Cytori Therapeutics and Lorem Vascular entered into a 30-year exclusive licensing agreement to commercialize Cytori Celution System in China, Hong Kong, Malaysia, Singapore, and Australia. As part of that agreement, Lorem Vascular agreed to pay up to $500 million in fees to Cytori for a 30-year exclusive license for all indications, excluding alopecia, in the licensed territories following specific revenue milestones, as well as royalties of 30% on gross profits from Lorem’s operations in China, Malaysia and Hong Kong. Furthermore, following today’s news, Lorem Vascular placed an opening order of 23 Celution Devices and 1,100 Celution Consumable Sets, which is anticipated to be fulfilled throughout 2015. Following this opening order, Lorem Vascular has agreed to purchase annually a minimum of fifty (50) Celution Devices and fifty (50) Celution Consumable Sets for each of the Celution Devices for the next three years from CFDA clearance.

“Lorem Vascular’s commitment to the Chinese market, along with today’s CFDA clearance and receipt of the opening order from Lorem Vascular is an important part of our 2015 plan and a key milestone for the year,” said Tiago Girao, Vice President of Finance and CFO of Cytori Therapeutics. “We intend to continue our full support of Lorem Vascular as it expands its commercial efforts throughout its territories in the years ahead.”

 About Cytori Therapeutics, Inc.

Cytori Therapeutics is a late stage cell therapy company developing laboratory equipment and autologous cell therapies from adipose tissue to treat a variety of medical conditions.  Data from preclinical studies and clinical trials suggest that Cytori Cell Therapy™ acts principally by improving blood flow, modulating the immune system, and facilitating wound repair.  As a result, Cytori Cell Therapy™ may provide benefits across multiple disease states and can be made available to the physician and patient at the point-of-care through Cytori’s proprietary technologies and products.  For more information: visit www.cytori.com.

About Lorem Vascular

Lorem Vascular Pte. Ltd. is a leader in the new field of regenerative medicine. Headquartered in Singapore, with offices in Australia, China, Hong Kong, and Malaysia, Lorem Vascular is transforming the quality of patient care by enabling hospitals and doctors to address a variety of major vascular and non-vascular diseases using patients’ own cells.

Cytori Therapeutics, Inc.

Shawn Richardson, 1.858.875.5279

ir@cytori.com

or

Lorem Vascular Pte Ltd

David Oxley, +61.488.303.060

doxley@loremvascular.com